Sub-Item 77C - Submission of Matters to a Vote of Security Holders		Y

(a)  A special meeting was held on July 28, 2000.

(c)	The matter voted upon at the special meeting was to consider and vote on a
Plan of Liquidation for Aetna High Yield Fund, Aetna Mid Cap Fund, Aetna
Index Plus Bond Fund and Aetna Real Estate Securities and, in connection therewith, proposed amendments to the charter of the Company, as set forth in the Articles of Amendment.

To consider and vote on a Plan of Liquidation for Aetna High Yield Fund and, in connection therewith, proposed amendments to the Charter of the
Company:

Number of affirmative votes: 696,953.591
Number of negative votes:	 	0
Number of abstaining votes: 	295,589.155

Total votes:		 992,542.746

To consider and vote on a Plan of Liquidation of Aetna Mid Cap Fund and, in connection therewith, proposed amendments to the Charter of the Company:

Number of affirmative votes: 274,255.581
Number of negative votes:       76,034.823
Number of abstaining votes:      4,035.776

Total votes:		354,326.180

To consider and vote on a Plan of Liquidation of Aetna Index Plus Bond Fund and, in connection therewith, proposed amendments to the Charter of the
Company:

Number of affirmative votes: 967,378.501
Number of negative votes:     282,044.852
Number of abstaining votes:          		0

Total votes:		1,249,423.353

To consider and vote on a Plan of Liquidation of Aetna Real Estate Securities Fund and, in connection therewith, proposed amendments to the Charter of the
Company:

Number of affirmative votes: 369,994.364
Number of negative votes:	50,497.484
Number of abstaining votes:    16,564.440

Total votes:		437,056.288



Sub-Item 77D - Policies with Respect to Security Investments	Y

Aetna International Fund changed its investment policy to delete the reference to typically investing in approximately 80-110 different securities at any one time. Aetna International Fund also changed its investment policy to delete the reference to looking to allocate no more than 3% of the Fund's total assets to a single security.


Sub-Item 77I - Terms of New or Amended Securities	Y

Pursuant to the Articles Supplementary for Aetna Series Fund, Inc. ("Corporation"), effective September 13, 2000, the Board of Directors designated and classified two hundred million (200,000,000) shares of stock of the Corporation into a new series, Aetna Index Plus Protection Fund, as follows:



Class of Series
Number of Shares
Allocated
Aetna Index Plus Protection Fund
Class A
100,000,000

Class B
100,000,000

The new series has the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, conversion rights, and terms and conditions of redemption as referred to in the Articles Supplementary. In addition, the proceeds of the redemption of Class B shares of the Series (including fractional shares) may be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such shares. Class B shares automatically convert to Class A shares at the end of the Guarantee Period.

Sub-Item 77Q1 - Exhibits	Y

(a) Articles of Amendment (September 13, 2000):
Incorporated herein by reference by reference to Post-Effective Amendment No. 44 to Registration Statement on Form N-1A (File No. 33-41694), as filed with the Securities and Exchange Commission on September 27, 2000.

Articles Supplementary (September 13, 2000):
Incorporated herein by reference by reference to Post-Effective Amendment No. 44 to Registration Statement on Form N-1A (File No. 33-41694), as filed with the Securities and Exchange Commission on September 27, 2000.

The Board of Directors of Aetna Series Fund, Inc., by unanimous written consent dated September 7, 2000, approved an amendment to the By-Laws of Aetna Series Fund, Inc. Article I, Section 7 of the By-Laws of Aetna Series Fund, Inc. was amended, in its entirety, as follows:

Section 7.	PROXIES.  Any Shareholder entitled to vote at any
meeting of Shareholders may vote either in person or by proxy. The right to vote by proxy shall exist only if the instrument authorizing such proxy to act shall have been executed by the Shareholder or by his duly authorized attorney in any manner permitted by law and dated, but need not be sealed, witnessed or acknowledged. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall be deemed to constitute execution of such proxy by or on behalf of such Shareholder. Unless a proxy provides otherwise, no proxy which is dated more than eleven months before the meeting named therein shall be accepted. All proxies shall be filed with and verified by the Secretary, or an Assistant Secretary of the Corporation or if the meeting shall so decide, by the Secretary of the meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise.

 (e)	Investment Advisory Agreement for Aetna Index Plus Protection Fund:
	Incorporated herein by reference by reference to Post-Effective Amendment No. 46 to Registration Statement on Form N-1A (File No. 33-41694), as filed with the Securities and Exchange Commission on December 15, 2000.